Exhibit 99.1

For Immediate Release	For additional information, please contact:
January 9, 2009	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Completes $2 Million Capital Offering

Under U.S. Treasury Capital Purchase Plan

MOUNT AIRY, NC — Surrey Bancorp (SRYB) announced today that it has raised $2 million in capital as a result of its participation in the U. S. Treasury’s Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.

The Company issued 2,000 shares of Surrey Bancorp preferred stock at a 5 percent annual dividend rate for the first five years, increasing to 9 percent in subsequent years if the shares are not redeemed. These shares can be redeemed after three years.

In addition, related warrants will allow the Treasury to obtain additional shares of preferred stock at an annual dividend rate of 9 percent. Shares purchased with the warrants can also be redeemed after three years.

The Company’s Tier 1 capital ratio, a measure of financial strength and soundness, will increase from 14.83 percent as of September 30, 2008, to 16.01 percent as a result of its participation in the program.

“Surrey Bancorp has always been extremely well capitalized, but given the uncertain economic climate, we felt it prudent to further strengthen our capital position,” Edward C. (Ted) Ashby III, President and CEO said. “The additional capital will also extend our lending capability.” The Company has a five-star Superior rating from BauerFinancial, Inc.

Surrey Bancorp is the holding company for Surrey Bank & Trust and is located at 145 North Renfro Street, Mount Airy, North Carolina. Surrey Bank & Trust operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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